Exhibit 99.1

WINDTREE THERAPEUTICS, INC.

Stock Option – Notice of Grant

Windtree Therapeutics, Inc. (the “Company”) hereby grants to Optionee an option to purchase the number of shares of the Company’s Shares set forth below. This option is subject to all of the terms and conditions as set forth in this Stock Option – Notice of Grant, in the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. This is an inducement grant under NASDAQ Listing Rule 5635(c)(4). Accordingly, this stock option has been granted outside of the Company’s 2020 Long-Term Incentive Plan (the “Plan”) and any other equity plan established by the Company. However, this stock option will be governed in all respects as if issued under the Plan, which is attached hereto and incorporated herein in its entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this Stock Option Grant Notice and the Plan, the terms of the Plan will control.

Optionee:
Award Date:
Vesting Commencement Date:
Number of Option Shares:
Option Price (Per Share):
Total Exercise Price:

Expiration Date:

Type of Grant:              Non-Qualified Stock Option

Vesting Schedule:          The stock option shall vest in a series of three successive, equal installments beginning with the first anniversary of the Award Date.

Additional Terms/Acknowledgements:

Optionee acknowledges receipt of, and understands and agrees to, this Stock Option – Notice of Grant, the Stock Option Agreement and the Plan. Optionee acknowledges and agrees that this Stock Option – Notice of Grant and the Stock Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionee further acknowledges that as of the Award Date, this Stock Option – Notice of Grant, the Stock Option Agreement, and the Plan set forth the entire understanding between Optionee and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of, if applicable, (i) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (ii) any written employment agreement, severance agreement, offer letter or other written agreement entered into between the Company and Optionee specifying the terms that should govern this specific option. By accepting this option, Optionee consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Windtree Therapeutics, Inc.	Optionee:

By: Craig E. Fraser	Signature

Title: President and CEO
Date:
Date:

Attachments: Stock Option Agreement, 2020 Long-Term Incentive Plan Equity Incentive Plan and Notice of Exercise

WINDTREE THERAPEUTICS, INC.

STOCK OPTION AGREEMENT

RECITALS

A.    The option to purchase common stock of Windtree Therapeutics, Inc. (the “Company”) reflected by this Stock Option Agreement (“Award Agreement”) is being granted as an “inducement” award under NASDAQ Listing Rule 5635(c)(4). Accordingly, such non-qualified option has been granted outside of the Company’s existing equity compensation plans. However, the option will be governed in all respects as if issued under the Company’s 2020 Long-Term Incentive Plan (the “Plan”), as currently in effect and as may be amended hereafter from time to time.

B.    The Optionee is a newly hired Employee who will render valuable Services to the Company (or Subsidiary), and this Award Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to the Optionee. The Option shall hereinafter be referred to as the Participant, notwithstanding the fact that the such option is granted as an inducement grant outside of the Company’s equity compensation plans.

C.    All capitalized terms in this Award Agreement shall have the meaning assigned to them in the Plan. This Award Agreement, including the Notice of Grant, is subject to the terms of the Plan, which are incorporated in this Award Agreement by reference. If there is a conflict between the terms of the Plan and this Award Agreement or the Notice of Grant, the terms of the Plan shall prevail.

NOW, THEREFORE, it is hereby agreed as follows:

1.    Award of Option. The Company hereby grants to Participant, as of the Award Date, a non‐qualified stock option to purchase up to the number of Option Shares specified in the Notice of Grant. The option granted pursuant to this Award Agreement is not intended to be an incentive stock option within the meaning of section 422 of the Code. The Option Shares shall be purchasable from time to time as specified in Paragraph 4 during the option term specified in Paragraph 2 at the Option Price set forth in the Notice of Grant.

2.    Option Term. This option shall have a term commencing on the Award Date and ending on the Expiration Date set forth in the Notice of Grant. The option shall expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.    Limited Transferability. The option granted under this Award Agreement shall not be assignable, alienable, saleable, or transferable by Participant other than by will or by the laws of descent and distribution; provided, however, that, if a procedure shall be adopted by the Committee at any time, Participant may designate a beneficiary or beneficiaries to exercise the rights of Participant with respect to this option upon Participant’s death. The option granted under this Award Agreement shall be exercisable during Participant’s lifetime only by Participant or, if permissible under applicable law, by Participant’s guardian or legal representative. This option may not be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate of the Company. Notwithstanding the foregoing, this option may, in connection with Participant’s estate plan, be assigned, in whole or in part, during Participant’s lifetime to one or more members of Participant’s immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Committee may deem appropriate.

4.    Dates of Exercise. This option shall vest and become exercisable for the Option Shares in one or more installments as specified in the Notice of Grant. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.    Termination of Service. The option term and this option shall expire and cease to be exercisable prior to the Expiration Date should any of the following provisions become applicable:

(a)    If Participant’s Service is terminated for any reason other than death, Disability or for Cause, then Participant shall have the right to exercise, in whole or in part, that portion of this option that was vested and exercisable on the date of termination of Service until the earlier of (i) three (3) months after termination of Service or (ii) the Expiration Date; and, to the extent that any portion of this option was not exercisable on the date of termination of Service, it will immediately terminate.

(b)    If Participant’s Service is terminated on account of death or Disability, then Participant or Participant’s Beneficiary (as applicable) shall have the right to exercise, in whole or in part, that portion of this option that was vested and exercisable on the date of termination of Service until the earlier of (i) one (1) year after Participant’s termination of Service or (ii) the Expiration Date; and, to the extent that any portion of this option was not exercisable on the date of termination of Service, it will immediately terminate.

(c)    If Participant’s Service is terminated for Cause or if Participant shall breach any post-Service duties to the Company or any post-Service covenants or agreements, including any confidentiality or non‐competition and non-solicitation agreement, any unexercised portion of this option shall terminate immediately. Solely for the purposes of this Award Agreement, notwithstanding any notice period or cure period provided in any employment or other applicable agreement, if Participant is terminated for Cause, the date of termination shall be deemed to be the date on which the Company issues a notice of termination to Participant (subject to any right that the Participant may have to cure). The right to exercise any vested and unexercised portion of this option shall be suspended during any such notice or cure period. Should the Company revoke any notice of termination based on Participant’s satisfactory cure under an employment or other applicable agreement, the Committee may reinstate the right to exercise this option under the original terms of this Award Agreement.

6.    Special Acceleration of Option. Except as otherwise expressly provided in a Participant’s employment or other applicable agreement, which shall supersede the provisions of this Paragraph 6 solely to the extent that the rights and privileges under such agreement, as determined by the Committee, in its discretion, are not reasonably likely to significantly diminish the rights and benefits that would otherwise be provided under this paragraph 6:

(a)    In the event of a Change in Control, vesting under this option shall automatically accelerate so that, immediately prior to the effective date of the Change in Control, but subject to the occurrence of the Change in Control, this option shall become exercisable with respect to the total number of Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares. However, vesting under this option shall not so accelerate if and to the extent: (i) this option is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on any unvested Option Shares at the time of the Change in Control (the excess of the Fair Market Value of those Option Shares over the aggregate Option Price payable for such Option Shares) and provides for subsequent pay-out in accordance with the same option vesting schedule set forth in the Notice of Grant. The determination of comparability under clause (i) above shall be made by the Committee, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, the Committee shall have the discretion, exercisable at any time during the option term, to provide for the automatic acceleration of all or a portion of this option upon the occurrence of a Change in Control, whether or not this option is to be assumed or replaced in the Change in Control.

(b)    Upon the occurrence of the termination of Participant’s Service by reason of an Involuntary Termination (as defined below) within eighteen (18) months following the effective date of a Change in Control, vesting under this option shall accelerate automatically and this option shall become exercisable with respect to the total number of Option Shares at the time subject to this option and shall remain exercisable until the earlier of (i) one year after the effective date of the Involuntary Termination, or (ii) the Expiration Date. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i)    such individual’s involuntary dismissal or discharge by the Company for reasons other than Cause, or

(ii)    such individual’s voluntary resignation following (A) a change in his or her position with the Company (or Subsidiary employing such individual) which materially reduces such individual’s duties and responsibilities or the level of management to which such individual reports, (B) a reduction in such individual’s level of compensation (including base salary, fringe benefits and target bonus under any corporate performance-based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, and farther from the Participant’s residence than prior to the relocation; provided and only if such change, reduction or relocation is effected by the Company without such individual’s consent; provided that such voluntary resignation shall not be an Involuntary Termination unless the Participant gives the Company written notice of the Participant’s intent to resign as a result of the existence of a specified condition described in (A), (B) or (C) within 90 days of the initial existence of such condition, provides the Company 30 days to cure such condition, and actually resigns no more than 10 days after the lapse of such 30-‐day cure period if the condition is not cured.

(c)    This Award Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.    Repurchase Right. If at any time Participant’s Service is terminated for Cause or if Participant shall breach any covenants set forth in any written agreement between Participant and the Company, the Company may, in its discretion, for a period of one (1) year after the termination for Cause or upon the actual discovery by the Company of the breach, whether or not within such 1-year period, as the case may be, and upon 10 (ten) days’ notice to Participant, (i) repurchase all or any portion of any Shares acquired by Participant upon Participant’s exercise of this option, and/or (ii) require Participant to repay to the Company the amount of any profits realized by Participant upon the sale or other disposition during the preceding three (3) years of any Shares acquired by Participant upon Participant’s exercise of this option. The purchase price for any Shares repurchased by the Company pursuant to clause (i) of this Paragraph 7 shall be the lesser of the price paid by Participant to acquire such Shares and the Fair Market Value thereof on the date of such repurchase by the Company. In addition, the Company shall have re-purchase rights in accordance with the terms of any repurchase policy as may be in effect from time to time.

8.    Adjustment in Option Shares. Should any change be made to the Shares of the Company by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Shares as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Option Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

9.    Stockholder Rights. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Option Price and become a holder of record of the purchased Shares.

10.    Manner of Exercising Option.

(a)    In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Participant (or any other person or persons exercising the option) must take the following actions:

(i)    Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised.

(ii)    Pay the aggregate Option Price for the purchased Shares in one or more of the following forms:

(A)    cash or check made payable to the Company;

(B)    Shares held by Participant (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(C)    provided that no restrictions against trading in the Shares are then in effect, as contemplated by Paragraph 11, (I) through a “net exercise” arrangement to the extent permitted by applicable law, or (II) through a special sale and remittance procedure pursuant to which Participant (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (x) to a Company-approved brokerage firm to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Option Price payable for the purchased Shares plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (y) to the Company to deliver the certificates for or other evidence of the purchased Shares directly to such brokerage firm in order to complete the sale.

Except to the extent the net exercise or the sale and remittance procedure is utilized in connection with the option exercise, payment of the Option Price must accompany the Notice of Exercise delivered to the Company in connection with the option exercise.

(iii)    Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Participant) have the right to exercise this option.

(iv)    Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Participant) for the satisfaction of all income and employment tax withholding requirements applicable to the option exercise.

(b)    As soon as practical after the Exercise Date, the Company shall deliver to or on behalf of Participant (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto, shall effect book-entry registration in the Participant’s (or such other person’s) name.

(c)    In no event may this option be exercised for any fractional shares.

11.    Compliance with Laws and Regulations.

(a)    The exercise of this option and the delivery of the Shares upon such exercise shall be subject to compliance by the Company and Participant with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Shares may be listed for trading at the time of such exercise and delivery.

(b)    The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance or delivery and sale of any Shares pursuant to this option shall relieve the Company of any liability with respect to the non-issuance, non-delivery or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

12.    Successors and Assigns. This Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Participant and Participant’s assigns and Beneficiaries.

13.    Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address on file with the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14.    Construction. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award Agreement shall be conclusive and binding on all persons having an interest in this option.

15.    Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Delaware without resort to that State’s conflict-of-laws rules.

16.    Leave of Absence. The following provisions shall apply upon Participant’s commencement of an authorized leave of absence:

(a)    The vesting schedule in effect under the Notice of Grant shall be frozen as of the first day of the authorized leave, and this option shall not become exercisable for any additional installments of the Option Shares during the period Participant remains on such leave.

(b)    Should Participant resume active Employee status within sixty (60) days after the start date of the authorized leave, Participant shall, for purposes of the vesting schedule set forth in the Notice of Grant, receive Service credit for the entire period of such leave. If Participant does not resume active Employee status within such sixty (60)-day period, then no Service credit shall be given for the period of such leave.

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EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Windtree Therapeutics, Inc. (the “Company”) that I elect to purchase           Shares (the “Purchased Shares”) at the Option Price of $                   per share pursuant to that certain non-qualified stock option (the “Option”) granted to me under on                            ,          .

Concurrently with the delivery of this Exercise Notice to the Company, I shall hereby pay to the Company the Option Price for the Purchased Shares in accordance with the provisions of my Notice of Grant and Award Agreement with the Company (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, if I am eligible I may utilize the net exercise or the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Option Price.

Date

Participant

Address:

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Security Number:

Employee Number:

APPENDIX

The following definitions shall be in effect under the Award Agreement:

Award Date shall mean the effective date of grant of the option as specified in the Notice of Grant.

Award Agreement shall mean this Stock Option Agreement and the associated Notice of Grant pursuant to which the Option is granted.

Beneficiary shall mean, in the event the Committee implements a beneficiary designation procedure, the person designated by Participant, pursuant to such procedure, to succeed to such person’s rights under any outstanding awards held by Participant at the time of death. In the absence of such procedure or designation, the Beneficiary shall be Participant’s personal representative or the person or persons to whom this Option is transferred by will or the laws of descent and distribution.

Exercise Date shall mean the date on which the option shall have been exercised in accordance with Paragraph 10 of this Award Agreement.

Expiration Date shall mean the date on which the option expires as specified in the Notice of Grant.

Notice of Exercise shall mean the notice of exercise in the form attached hereto as Exhibit I.

Notice of Grant shall mean the Notice of Grant of Stock Options accompanying the Award Agreement, pursuant to which Participant has been informed of the basic terms of the option evidenced hereby.

Option Price shall mean the purchase price payable for Option Shares under this option, as specified in the Notice of Grant.

Option Shares shall mean the number of Shares subject to the option as specified in the Notice of Grant.

Service shall mean Participant’s performance of services for the Company (or any Subsidiary) in the capacity of Employee, non-employee director or consultant.